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                                         March 28, 1994


Securities and Exchange Commission
Operations Center
Stop 0-7
6432 General Green Way
Alexandria, VA  22312

     Re: Proxy Solicitation Materials for McDonnell Douglas Corporation's (the "Company") 1994 Annual Meeting of Shareholders

Ladies and Gentlemen:

     Pursuant to Rule 14a-6(b), enclosed (via EDGAR transmission) please find a copy of a press release relating to the nomination of Ronald L. Thompson for election to the Company's Board of Directors.

     Copies of the press release are also being mailed to the New York and Pacific Stock Exchanges today. If you have any questions regarding the enclosed material, please call me at (314) 232-2158.


                                Very truly yours,



                                Eric R. Fencl
                                Counsel


cc:  New York Stock Exchange (5 copies of enclosure)
     Pacific Stock Exchange (4 copies of enclosure)